Exhibit 99.4
Consolidated Financial Statements and Report of Independent Registered Public Accounting Firm
i2 Technologies, Inc.
December 31, 2009 and 2008

i2 Technologies, Inc.

Report of Independent Registered Public Accounting Firm
The Audit Committee of the Board of Directors
JDA Software Group, Inc.
We have audited the accompanying consolidated balance sheets of i2 Technologies, Inc. and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations and comprehensive income, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), as of January 1, 2009, and accordingly, adjusted the previously issued consolidated balance sheet as of December 31, 2008 and related statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the two-year period ended December 31, 2008.
As discussed in Note 16, on January 28, 2010 the Company became a wholly owned subsidiary of JDA Software Group, Inc.
Dallas, Texas
May 24, 2010

i2 TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)

	December 31,	December 31,
	2009	2008
		(as adjusted)
ASSETS

Current assets:
Cash and cash equivalents	$203,358	$238,013
Restricted cash	6,759	5,777
Accounts receivable, net	21,753	25,846
Other current assets	7,762	9,477

Total current assets	239,632	279,113

Premises and equipment, net	3,274	4,915
Goodwill	16,684	16,684
Non-current deferred tax asset	10,174	7,289
Other non-current assets	3,889	5,024

Total assets	$273,653	$313,025

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,710	$4,855
Accrued liabilities	12,661	12,937
Accrued legal litigation	7,746	2,179
Accrued compensation and related expenses	18,269	18,679
Deferred revenue	44,366	53,028

Total current liabilities	86,752	91,678

Total long-term debt, net	—	64,520
Taxes payable	6,195	6,948

Total liabilities	92,947	163,146

Commitments and contingencies

Stockholders’ equity:
Preferred Stock, $0.001 par value, 5,000 shares authorized, none issued and outstanding	—	—
Series A junior participating preferred stock, $0.001 par value, 2,000 shares authorized, none issued and outstanding	—	—
Series B 2.5% convertible preferred stock, $1,000 par value, 150 shares authorized 111 issued and outstanding at December 31, 2009 and 109 issued and outstanding at December 31, 2008	108,411	106,591
Common stock, $0.00025 par value, 2,000,000 shares authorized, 23,180 and 21,895 shares issued and outstanding at December 31, 2009 and December 31, 2008, respectively	6	5
Additional paid-in capital	10,496,783	10,498,453
Accumulated other comprehensive income	3,798	1,509
Accumulated deficit	(10,428,292)	(10,456,679)

Net stockholders’ equity	180,706	149,879

Total liabilities and stockholders’ equity	$273,653	$313,025

See accompanying notes to consolidated financial statements.

i2 TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except per share data)

	Years Ended December 31,
	2009	2008	2007
		(as adjusted)	(as adjusted)
Revenues:

Software solutions	$55,093	$46,852	$47,721
Services	94,583	123,564	122,682
Maintenance	73,134	85,397	87,457
Contract	—	—	2,450

Total revenues	222,810	255,813	260,310

Costs and expenses:
Cost of revenues:
Software solutions	9,564	9,316	8,567
Services	59,973	89,928	97,397
Maintenance	8,929	10,139	11,074
Amortization of acquired technology	—	4	25
Sales and marketing	36,962	45,135	41,872
Research and development	26,629	29,241	33,513
General and administrative	41,000	42,062	37,770
Amortization of intangibles	25	100	78
Restructuring charges and adjustments	2,975	(95)	3,955

Costs and expenses, subtotal	186,057	225,830	234,251
Intellectual property settlement, net	935	(79,860)	921

Total costs and expenses	186,992	145,970	235,172

Operating income	35,818	109,843	25,138

Non-operating (expense) income, net:
Interest income	325	3,876	5,488
Interest expense	(899)	(7,473)	(7,372)
Foreign currency hedge and transaction losses, net	(1,755)	(1,700)	(678)
Loss on extinguishment of debt	(892)	—	—
Other income (expense), net	(1,142)	11,510	(776)

Total non-operating (expense) income, net	(4,363)	6,213	(3,338)

Income before income taxes	31,455	116,056	21,800
Income tax (benefit) expense	(147)	8,382	6,133

Net income	31,602	107,674	15,667

Preferred stock dividend and accretion of discount	3,215	3,140	3,071

Net income applicable to common stockholders	$28,387	$104,534	$12,596

Net income per common share applicable to common stockholders:
Basic	$1.05	$3.97	$0.49
Diluted	$1.03	$3.91	$0.47

Weighted-average common shares outstanding:
Basic	27,128	26,333	25,816
Diluted	27,526	26,711	26,748

Comprehensive income:
Net income applicable to common stockholders	$28,387	$104,534	$12,596

Other comprehensive income (loss):
Foreign currency translation adjustments	2,289	(8,454)	7,565

Total other comprehensive income (loss)	2,289	(8,454)	7,565

Total comprehensive income	$30,676	$96,080	$20,161

See accompanying notes to consolidated financial statements.

I2 TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY/(DEFICIT)
Years Ended December 31, 2009, 2008 and 2007
(In thousands)

						Accumulated
					Warrants and	Other		Total
	Preferred Stock		Common Stock		Additional	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Paid in Capital	Income (Loss)	Deficit	Equity/(Deficit)
					(as adjusted)		(as adjusted)	(as adjusted)
Balance as of December 31, 2006	105	$101,686	21,005	$5	$10,468,391	$2,398	$(10,573,809)	$(1,329)

Preferred stock dividend and accretion of discount	2	1,764	—	—	—	—	(3,071)	(1,307)
Common stock issuance from options and employee stock plans	—	—	443	—	3,399	—	—	3,399
Stock based compensation	—	—		—	12,441	—	—	12,441
Foreign currency translation	—	—	—	—	—	7,565	—	7,565
Net income	—	—	—	—	—	—	15,667	15,667

Balance as of December 31, 2007	107	$103,450	21,448	$5	$10,484,231	$9,963	$(10,561,213)	$36,436

Preferred stock dividend and accretion of discount	2	3,141					(3,140)	1
Common stock issuance from options and employee stock plans			447		526			526
Stock based compensation					13,696			13,696
Foreign currency translation						(8,454)		(8,454)
Net income							107,674	107,674

Balance as of December 31, 2008	109	$106,591	21,895	$5	$10,498,453	$1,509	$(10,456,679)	$149,879

Preferred stock dividend and accretion of discount	2	1,820					(3,215)	(1,395)
Common stock issuance from options and employee stock plans			1,285	1	9,157			9,158
Repurchase of debt, equity conversion FSP 14-1					(20,251)			(20,251)
Stock based compensation					9,424			9,424
Foreign currency translation						2,289		2,289
Net income							31,602	31,602

Balance as of December 31, 2009	111	$108,411	23,180	$6	$10,496,783	$3,798	$(10,428,292)	$180,706

See accompanying notes to consolidated financial statements.

i2 TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Twelve Months Ended December 31,
	2009	2008	2007
		(as adjusted)	(as adjusted)
Cash flows from operating activities:
Net income	$31,602	$107,674	$15,667
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of debt issuance expense	84	690	684
Debt discount accretion	389	3,157	3,055
Loss on extinguishment of debt	892	—	—
Depreciation and amortization	2,777	3,574	4,726
Stock based compensation	9,424	13,685	12,388
Loss on disposal of premises and equipment	230	141	256
Provision for bad debts charged to costs and expenses	(19)	368	6
Deferred income taxes	(3,138)	1,145	816
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Accounts receivable	4,137	(995)	910
Other assets	4,036	(12,659)	8,123
Accounts payable	(1,539)	1,547	(2,852)
Taxes payable	(195)	2,088	—
Accrued liabilities	5,130	992	(7,948)
Accrued compensation and related expenses	(723)	2,286	(6,842)
Deferred revenue	(8,593)	(9,150)	(12,549)

Net cash provided by operating activities	44,494	114,543	16,440

Cash flows (used in) provided by investing activities:
Restrictions (placed) released on cash	(982)	2,679	(3,830)
Purchases of premises and equipment	(1,380)	(1,253)	(1,341)
Proceeds from sale of premises and equipment	72	26	24
Business acquisitions			(2,124)

Net cash (used in) provided by investing activities	(2,290)	1,452	(7,271)

Cash flows (used in) provided by financing activities:
Repurchase of debt and equity conversion feature	(84,814)	—	—
Cash dividend — preferred stock	(1,395)	—	(1,307)
Net proceeds from common stock issuance from options and employee stock purchase plans	9,158	538	3,399

Net cash (used in) provided by financing activities	(77,051)	538	2,092

Effect of exchange rates on cash	192	502	298

Net change in cash and cash equivalents	(34,655)	117,035	11,559
Cash and cash equivalents at beginning of period	238,013	120,978	109,419

Cash and cash equivalents at end of period	$203,358	$238,013	$120,978

Supplemental cash flow information
Interest paid	$1,053	$4,312	$4,312
Income taxes paid (net of refunds received)	$4,415	$4,760	$5,093
Schedule of non-cash financing activities
Preferred stock dividend and accretion of discount	$3,215	$3,140	$1,764
See accompanying notes to consolidated financial statements.

i2 TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table dollars in thousands, except per share data)
1. Summary of Significant Accounting Policies
     Nature of Operations. We operate our business in one segment, supply chain management solutions, which are designed to help enterprises optimize business processes both internally and among trading partners. We are a provider of supply chain management solutions, consisting of various software and service offerings. Our service offerings include business optimization and technical consulting, managed services, training, solution maintenance, software upgrades and software development. Supply chain management is the set of processes, technology and expertise involved in managing supply, demand and fulfillment throughout divisions within a company and with its customers, suppliers and partners. The business goals of our solutions include increasing supply chain efficiency and enhancing customer and supplier relationships by managing variability, reducing complexity, and improving operational visibility. Our offerings are designed to help customers better achieve the following critical business objectives:
•	Visibility – a clear and unobstructed view up and down the supply chain

•	Planning – supply chain optimization to match supply and demand while considering system-wide constraints

•	Collaboration – interoperability with supply chain partners and elimination of functional silos

•	Control – management of data and business processes across the extended supply chain
     Principles of Consolidation. The consolidated financial statements include the accounts of i2 Technologies, Inc. and its wholly-owned subsidiaries. All inter-company balances and transactions have been eliminated in consolidation.
     Use of Estimates. Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition, provision for doubtful accounts and sales returns, fair value of investments, fair value of acquired intangible assets and goodwill, useful lives of intangible assets and property and equipment, income taxes, restructuring obligations, fair value of stock options, warrants and derivatives, and contingencies and litigation, among others. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ significantly from the estimates made by management with respect to these items and other items that require management’s estimates.
     Cash and cash equivalents. Cash and cash equivalents include cash on hand, demand deposits with financial institutions, short-term time deposits and other liquid investments in debt securities with initial maturities of less than three months when acquired by us.
     Restricted Cash. At December 31, 2009 restricted cash included $6.8 million pledged as collateral for outstanding letters of credit and bank guarantees. At December 31, 2008, restricted cash included $5.8 million pledged as collateral for outstanding letters of credit and bank guarantees. We attempt to limit our restricted cash and cash balances held in foreign locations. (See Note 6 — Borrowings and Debt Issuance Costs)

     Allowance for Doubtful Accounts. The allowance for doubtful accounts is a reserve established through a provision for bad debts charged to expense and represents our best estimate of probable losses resulting from non-payment of amounts recorded in the existing accounts receivable portfolio. The allowance, in our judgment, is necessary to reserve for known and inherent collection risks in the accounts receivable portfolio. In estimating the allowance for doubtful accounts, we consider our historical write-off experience, accounts receivable aging reports, the credit-worthiness of individual customers, economic conditions affecting specific customer industries and general economic conditions, among other factors. Should any of these factors change, our estimate of probable losses due to bad debts could also change, which could affect the level of our future provisions for bad debts.
     Financial Instruments. Financial assets that potentially subject us to a concentration of credit risk consist principally of investments and accounts receivable. Cash on deposit is held with financial institutions with high credit standings. Debt security investments are generally in highly rated corporations and municipalities as well as agencies of the U.S. government. Our customer base consists of large numbers of geographically diverse customers dispersed across many industries. As a result, concentration of credit risk with respect to accounts receivable is not significant. However, we periodically perform credit evaluations for most of our customers and maintain reserves for potential losses. In certain situations we may require letters of credit to be issued on behalf of some customers to mitigate our exposure to credit risk. We may also use foreign exchange contracts to hedge the risk in receivables denominated in non-functional currencies. Risk of non-performance by counterparties to such contracts is minimal due to the size and credit standings of the financial institutions used. Additionally, the potential risk of loss with any one party resulting from this type of credit risk is monitored and risks are also mitigated by utilizing multiple counterparties.
     Premises and Equipment. Premises and equipment are recorded at cost and are depreciated over their useful lives ranging from three to seven years using the straight-line method. Leasehold improvements are amortized over the shorter of the expected term of the lease or estimated useful life.
     Goodwill. We test goodwill for impairment once annually at December 31 or more frequently if an event occurs or circumstances change that may indicate that the fair value of our reporting unit is below its carrying value. Goodwill is tested for impairment using a two-step approach. The first step is to compare the fair value of the reporting unit to its carrying amount, including goodwill. If the fair value of the reporting unit is greater than its carrying amount, goodwill is not considered impaired and the second step is not required. If the fair value of the reporting unit is less than its carrying amount, the second step of the impairment test measures the amount of the impairment loss, if any. The second step of the impairment test is to compare the implied fair value of goodwill to its carrying amount. If the carrying amount of goodwill exceeds its implied fair value, an impairment loss is recognized equal to that excess. The implied fair value of goodwill is calculated in the same manner that goodwill is calculated in a business combination, whereby the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price. The excess “purchase price” over the amounts assigned to assets and liabilities would be the implied fair value of goodwill.
     As stated above, we currently operate as a single segment and reporting unit and all of our goodwill is associated with the entire company. Accordingly, we generally assume that the minimum fair value of our single reporting unit is our market capitalization, which is the product of (i) the number of shares of common stock issued and outstanding and (ii) the market price of our common stock.
     Goodwill totaled $16.7 million at December 31, 2009 and 2008. We performed impairment tests on goodwill at December 31, 2009 and 2008, and determined there was no evidence of impairment based on step one as described above.
     Capitalized Research and Development Costs. Software development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to customers. To date, the establishment of technological feasibility of our products has coincided with the general release of such software. As a result, we have not capitalized any such costs other than those recorded in connection with our acquisitions.

     Revenue Recognition. We derive revenues from licenses of our software and related services, which include assistance in implementation, integration, customization, maintenance, training and consulting. We recognize revenue for software and related services in accordance with Accounting Standards Codification (“ASC”) 605 – Revenue Recognition, Accounting for Certain Construction Type and Certain Production Type Contracts, and ASC 965 — Software, Software Revenue Recognition,with Respect to Certain Transactions.
     Software Solutions Revenue. Recognition of software solutions revenue occurs under ASC 605 and under ASC 965.
     Software solutions revenue recognized under ASC 605 includes both fees associated with licensing of our products, as well as any fees received to deliver the licensed functionality (for example, the provision of essential services). Essential services involve customizing or enhancing the software so that the software performs in accordance with specific customer requirements. Arrangements accounted for under ASC 605 follow either the percentage-of-completion method or the completed contract method. The percentage-of-completion method is used when the required services are quantifiable, based on the estimated number of labor hours necessary to complete the project, and under that method revenues are recognized using labor hours incurred as the measure of progress towards completion but is limited to revenue that has been earned by the attainment of any milestones included in the contract. We do not capitalize costs associated with services performed where milestones have not been attained. The completed contract method is used when the required services are not quantifiable, and under that method, revenues are recognized only when we have satisfied all of our product and/or service delivery obligations to the customer. Similar to the treatment of milestones, we do not capitalize or defer costs associated with services performed on contracts recognized under the completed contract method that have not been completed.
     Under ASC 965, software license revenues are generally recognized upon delivery provided persuasive evidence of an arrangement exists, fees are fixed or determinable and collection is deemed probable. We evaluate each of these criteria as follows:
•	Evidence of an arrangement: We consider a non-cancelable agreement signed by the customer to be evidence of an arrangement.

•	Delivery: Delivery is considered to occur when media containing the licensed programs is provided to a common carrier or, in the case of electronic delivery, the customer is given access to the licensed programs. Our typical end user license agreement does not include customer acceptance provisions.

•	Fixed or determinable fee: We consider the fee to be fixed or determinable if the fee is not subject to refund or adjustment and the payment terms are within our normal established practices. If the fee is not fixed or determinable, we recognize the revenue as amounts become due and payable.

•	Collection is deemed probable: We conduct a credit review for significant transactions at the time of the arrangement to determine the credit-worthiness of the customer. Collection is deemed probable if we expect that the customer will pay amounts under the arrangement as payments become due. If we determine that collection is not probable, we defer the revenue and recognize the revenue upon receipt of cash. Based on our collections history in certain countries, we apply a cash-basis recognition requirement for software solutions agreements in those countries.
     Revenue for software solution arrangements that include one or more additional elements (i.e., services and maintenance) to be delivered at a future date is generally recognized using the residual method as set forth in ASC 965. Under the residual method, the fair value of the undelivered element(s) is deferred, and the remaining portion of the arrangement fee is recognized as license revenue. If fair values have not been established for the undelivered element(s), all revenue associated with the arrangement is deferred until the earlier of the point at which all element(s) have been delivered or the fair value of the undelivered elements has been determined. Fair value for an individual element within an arrangement may be established when that element, when contracted for separately, is priced in a consistent manner. Fair value for our maintenance and consulting services has been established based on our maintenance renewal rates and consulting billing rates, respectively. Arrangements that include a right to unspecified future products are accounted for as subscriptions and recognized ratably over the term of the arrangement. Software solution license fees from reseller arrangements are generally based on the sublicenses granted by the reseller and recognized when the license is sold to the end customer.
          Services Revenue. Services revenue is primarily derived from fees for services that are not essential to the software, including implementation, integration, training and consulting, and is generally recognized when services are performed. In addition, services revenue may include fees received from arrangements to customize or enhance previously purchased licensed software, when such services are not essential to the previously licensed software. Services revenue also includes reimbursable expense revenue, with the related costs of reimbursable expenses included in cost of services. Contractual terms may include the following payment arrangements: fixed fee, full-time equivalent, milestone, and time and material. In order to recognize service revenue, the following criteria must be met:
•	Signed agreement: The agreement must be signed by the customer.

•	Fee is determinable: The signed agreement must specify the fees to be received for the services.

•	Delivery has occurred: Delivery is substantiated by time cards and, where applicable, supplemented by an acceptance from the customer that milestones as agreed in the statement of work have been met.

•	Collectability is probable: We conduct a credit review for significant transactions at the time of the engagement to determine the credit-worthiness of the customer. We monitor collections over the term of each project, and if a customer becomes delinquent, the revenue may be deferred.
          Maintenance Revenue. Maintenance revenue consists of fees generated by providing support services, such as telephone support, and unspecified upgrades/enhancements on a when-and-if available basis. A customer typically prepays maintenance and support fees for an initial period, and the related revenue is deferred and generally recognized over the term of such initial period. Maintenance is renewable by the customer on an annual basis thereafter. Rates for maintenance, including subsequent renewal rates, are typically established based upon a specified percentage of net license fees as set forth in the contract.
          Contract Revenue. Contract revenue is the result of the recognition of certain revenue that was carried on our balance sheet as a portion of deferred revenue and was a result of our 2003 financial restatement. Inclusion of contract revenue in the evaluation of our performance would skew comparisons of our periodic results since recognition of that revenue was based on fulfillment of contractual obligations, which often required only minimal cash outlays and generally did not involve any significant activity in the period of recognition. Additionally, the cash associated with contract revenue had been collected in prior periods. All remaining contract revenue was recognized by March 31, 2007, and it is not relevant to our on-going operations.
          Royalties and Affiliate Commissions. Royalties paid for third-party software products integrated with our technology are expensed when the products are shipped. Commissions payable to affiliates in connection with sales assistance are generally expensed when the commission becomes payable. Accrued royalties payable totaled $0.4 and $0.6 million at December 31, 2009 and 2008, respectively, while accrued affiliate commissions payable totaled $0.6 million at December 31, 2009 and 2008.

          Concurrent Transactions. We occasionally enter into transactions which are concluded at or about the same time as other arrangements with the same customer. These concurrent transactions are accounted for under ASC 845 — Nonmonetary Transaction. Generally, the recognition of a gain or loss on the exchange is measured based on the fair value of the assets involved to the extent that the fair value can be reasonably determined. A transaction that is not a culmination of the earnings process is recorded based on the net book value of the asset relinquished.
          Deferred Taxes. Deferred tax assets and liabilities represent estimated future tax amounts attributable to the differences between the carrying amounts of assets and liabilities in the consolidated financial statements and their respective tax bases. These estimates are computed using the tax rates in effect for the applicable period. Realization of our deferred tax assets is, for the most part, dependent upon our U.S. consolidated tax group of companies having sufficient federal taxable income in future years to utilize our domestic net operating loss carry-forwards before they expire. We adjust our deferred tax valuation allowance on a quarterly basis in light of certain factors, including our financial performance.
          Loss Contingencies. There are times when non-recurring events occur that require management to consider whether an accrual for a loss contingency is appropriate. Accruals for loss contingencies typically relate to certain legal proceedings, customer and other claims and litigation. Accruals for loss contingencies are included in accrued legal litigation on our consolidated balance sheet. As required by ASC 450 — Contingencies, we determine whether an accrual for a loss contingency is appropriate by assessing whether a loss is deemed probable and can be reasonably estimated. We analyze our legal proceedings, warranty and other claims and litigation based on available information to assess potential liability. We develop our views on estimated losses in consultation with outside counsel handling our defense in these matters, which involves an analysis of potential results assuming a combination of litigation and settlement strategies. The adverse resolution of any one or more of these matters over and above the amounts that have been estimated and accrued in the current consolidated financial statements could have a material adverse effect on our business, results of operations, cash flow and financial condition.
          Restructuring Charges. We recognize restructuring charges consistent with applicable accounting standards. We reduce charges for obligations on leased properties with estimated sublease income. Furthermore, we analyze current market conditions, including current lease rates in the respective geographic regions, vacancy rates and costs associated with subleasing, when evaluating the reasonableness of future sublease income. The accrual for office closure and consolidation, recognized at the time a facility is vacated, is an estimate that assumes certain facilities will be subleased or the underlying leases will otherwise be favorably terminated prior to the contracted lease expiration date. Subjective judgments and estimates must be made and used in calculating future sublease income.
          Net Income Per Common Share. We calculate net income per common share in accordance with ASC 260 — Earnings per Share. ASC 260 provides guidance on how to determine whether a security should be considered a participating security for purposes of computing earnings per share and how earnings should be allocated to a participating security when using the two-class method for computing earnings per share. We have determined that our redeemable preferred stock represents a participating security because it has voting rights and, therefore, we have calculated basic net income per common share consistent with the provisions of ASC 260 for all periods presented. Diluted net income per common share includes (i) the dilutive effect of stock options, stock rights and warrants granted using the treasury stock method, (ii) the effect of contingently issuable shares earned during the period and (iii) shares issuable under the conversion feature of our convertible notes and preferred stock using the if-converted method. A reconciliation of the weighted-average shares used in calculating basic earnings per common share and the weighted average common shares used in calculating diluted earnings per common share for 2009 and 2008 is provided in Note 9 — Stockholders’ Equity and Income Per Common Share.
          Foreign Currency Translation. The functional currency for the majority of our foreign subsidiaries is the local currency. Assets and liabilities are translated at exchange rates in effect at the balance sheet date while income and expense amounts are translated at average exchange rates during the period. The resulting foreign currency translation adjustments are disclosed as a separate component of stockholders’ equity (deficit) and other comprehensive income. The functional currency of one significant foreign subsidiary is the US dollar; therefore, there is no translation adjustment required for this subsidiary. Transaction gains and losses arising from transactions denominated in a non-functional currency and due to changes in exchange rates are recorded in foreign currency hedge and transaction losses, net in our consolidated statements of operations.

          Fair Values of Financial Instruments. Fair values of financial instruments are estimated using relevant market information and other assumptions. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The estimated fair value approximates carrying value for all financial instruments except investment securities. Fair values of securities are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar instruments.
     Comprehensive Income. Comprehensive income includes all changes in equity during a period, except those resulting from investments by and distributions to owners.
          Recent Accounting Pronouncements. In May 2008, the Financial Accounting Standards Board (“FASB”) issued a statement regarding “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” contained in ASC 470 — Debt. ASC 470 requires that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) be separately accounted for in a manner that reflects an issuer’s nonconvertible debt borrowing rate. ASC 470 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years and shall be applied retrospectively to all periods presented. Early adoption of ASC 470 was not permitted.
          Our 5% Senior Convertible Notes (“Notes”) were within the scope of ASC 470. In the accompanying condensed financial statements, we reported the debt component of the Notes at fair value as of the date of issuance and amortized the discount as an increase to interest expense over the expected life of the debt. The implementation of this standard resulted in a decrease to net income and earnings per share for all prior periods presented; however, there is no effect on our cash interest payments. The incremental non-cash expense associated with adoption for the twelve months ended December 31, 2009, 2008 and 2007 was $0.3 million, $2.1 million and $2.1 million, respectively, see Note 6, Borrowings and Debt Issuance Cost.
     In March 2008, FASB issued a statement regarding, “Disclosures about Derivative Instruments and Hedging Activities” contained in ASC 815 — Derivatives and Hedging. ASC 815 applies to non-derivative hedging instruments and all hedged items designated and qualifying as hedges ASC 815 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The adoption of this statement in the first quarter of 2009 did not have a material impact on the Company’s financial statements, see Note 7, Commitments and Contingencies.
     In January 2009, the FASB issued a Staff Position regarding “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” contained in ASC 260 — Earnings Per Share. Under ASC 260, unvested share-based payment awards which receive non-forfeitable dividend rights, or dividend equivalents, are considered participating securities and are required to be included in computing EPS under the two-class method. The adoption of this provision in the twelve months ended 2009 had no effect on the Company’s financial statements.
     In April 2009, the FASB issued a statement concerning, “Interim Disclosures about Fair Value of Financial Instruments” contained in ASC 270 — Interim Reporting, which requires public entities to disclose in their interim financial statements the fair value of all financial instruments, as well as the method(s) and significant assumptions used to estimate the fair value of those financial instruments. The Company has adopted the provisions of ASC 270. The adoption of ASC 270 had no impact on the Company’s financial position or results of operations.
     In May 2009, the FASB issued a statement regarding “Subsequent Events” contained in ASC 855 — Subsequent Events. ASC 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date, but before financial statements are issued or are available to be issued. ASC 855 requires disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. Accordingly, the Company adopted ASC 855 as of June 30, 2009 and for the period ended December 31, 2009 evaluated its financial statements for subsequent events through May 24, 2010, date the financial statements were available to be issued, see Note 16, Subsequent Events.

          In August 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-05, “Measuring Liabilities at Fair Value”, to clarify how entities should estimate the fair values of liabilities contained in ASC 820- Fair Value Measurements and Disclosures. This update provides clarifying guidance for circumstances in which a quoted price in an active market is not available, the effect of the existence of liability transfer restrictions and the effect of quoted prices for the identical liability, including when the identical liability is traded as an asset. The amended guidance in ASC 820 on measuring liabilities at fair value is effective for the first interim or annual reporting period beginning after August 28, 2009, with earlier application permitted. The Company is in the process of evaluating the impact ASU 2009-05 will have on its financial statements and does not believe the amended guidance will have a significant effect on its financial statements.
          In October 2009, the FASB issued ASU 2009-13, “Revenue Recognition — Multiple Deliverable Revenue Arrangements” contained in ASC 605 — Revenue Recognition. This update removes the objective-and-reliable-evidence-of-fair-value criterion from the separation criteria used to determine whether certain arrangements involving multiple deliverables contains more than one unit of accounting and replaces references to “fair value” with “selling price” to distinguish from the fair value measurements required under the “ Fair Value Measurements and Disclosures” guidance. The update also provides a hierarchy that entities must use to estimate the selling price, eliminates the use of the residual method for allocation, and expands the ongoing disclosure requirements for certain arrangements. This update is effective for the Company beginning January 1, 2011 and can be applied prospectively or retrospectively. Management is currently evaluating the effect that adoption of ASU 2009-13 will have on the Company.
          From time to time, new accounting pronouncements applicable to the Company are issued by the FASB or other standards setting bodies, which we will adopt as of the specified effective date. Unless otherwise discussed, we believe the impact of recently issued standards that are not yet effective will not have a material impact on our consolidated financial statements upon adoption.
2. Other Non-Current Assets
          Other non-current assets includes unamortized debt issuance costs, long-term lease deposits, and acquired intangibles such as, software, information databases and installed customer base/relationships.
          We were required to adopt a FASB staff position contained in ASC 470 — Debt regarding the method to account for convertible debt instruments that may be settled in cash upon conversion including partial cash settlement on January 1, 2009. ASC 470 requires that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) be separately accounted for in a manner that reflects an issuer’s nonconvertible debt borrowing rate. We also were required to reallocate our capitalized debt issuance costs between cost of debt and cost of equity based on the relative values of the debt and the conversion feature. The result of this change is to reduce the original balance of capitalized debt issuance costs, as well as to reduce the amortization of such costs in each historical period in which our Notes were outstanding. As of December 31, 2009, all Notes have been repurchased, the majority of which occurred in the first quarter of 2009.
          Other non-current assets include intangible assets that are evaluated for impairment in accordance with ASC 360 — Property, Plant, and Equipment. ASC 360 requires that we evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable based on expected undiscounted cash flows attributable to that asset. The amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. Details of other non-current assets are below:

	December 31,
	2009	2008
		(as adjusted)
Unamortized debt issuance costs	$—	$1,325
Lease deposits	3,889	3,674
Acquired intangibles	—	25

Total	$3,889	$5,024

3. Investment Securities
          Short-term time deposits and other liquid investments in debt securities with original maturities of less than three months when acquired are reported as cash and cash equivalents on our condensed consolidated balance sheet. Based on their maturities, interest rate movements do not affect the balance sheet valuation of these investments.
          Historically, we have invested our cash in a variety of interest-earning financial instruments, including bank time deposits, money market funds, taxable and tax-exempt variable-rate, fixed-rate obligations of corporations, federal, state and local government entities, and agencies. These investments are primarily denominated in U.S. Dollars.
          Due to current economic volatility, we have elected to keep our cash balances in overnight funds comprised of a combination of US Treasury and US government agency money market mutual funds (“MMMF”). These MMMF have the stated goal of maintaining a net asset value of $1 per share and their interest rate resets daily to achieve this goal. These MMMF are considered Level 1 securities because they are actively traded and they are valued on our consolidated balance sheets at quoted market prices. The balances held as MMMF reported as cash and cash equivalents were $195.0 million and $230.0 million as of December 31, 2009 and 2008, respectively. The balances held as time deposits reported as cash and cash equivalents were $1.3 million and $1.8 million as of December 31, 2009 and December 31, 2008, respectively. The remaining balances in cash and cash equivalents were held in operating cash accounts.
4. Accounts Receivable and Allowance for Doubtful Accounts
          Accounts receivable at December 31, 2009 and 2008 include billed receivables of approximately $20.8 million and $24.7 million, respectively and unbilled receivables of approximately $0.9 million and $1.2 million, respectively. Unbilled receivables relate to revenues that have been recognized, but not invoiced. Such receivables are generally invoiced in the month following recognition as revenue.
          Activity in the allowance for doubtful accounts was as follows:

	2009	2008
Balance at beginning of period	$391	$218
Provision (credit) for bad debts charged to costs and expenses	(19)	368
Write-offs, net of recoveries and other adjustments	76	(195)

Balance at end of period	$448	$391

5. Premises and Equipment and Lease Commitments
          Premises and equipment as of December 31, 2009 and 2008 consisted of the following:

	2009	2008
Computer equipment and software	$26,457	$26,098
Furniture and fixtures	21,215	21,474
Leasehold improvements	15,995	18,391

	63,667	65,963
Less: Accumulated depreciation	(60,393)	(61,048)

	$3,274	$4,915

          Depreciation of premises and equipment totaled $2.8 million in 2009, $3.4 million in 2008 and $4.5 million in 2007. Depreciation is calculated using the straight-line method. We disposed of net premises and equipment totaling $0.3 million in 2009, $0.2 million in 2008 and $0.3 million in 2007.
          We lease our office facilities and certain office equipment under operating leases that expire at various dates through 2011. We have renewal options for most of our operating leases. We incurred total rent expense of $6.5 million in 2009, $9.2 million in 2008 and $9.1 million in 2007.
          Future minimum lease payments under all non-cancellable operating leases, including estimated sublease income of $0.9 million, as of December 31, 2009 are as follows:

2010	7,805
2011	5,620
2012	5,008
2013	4,102
2014	1,123
Thereafter	37

Total	$23,695

6. Borrowings and Debt Issuance Costs
     5% Senior Convertible Notes
          The following table summarizes the outstanding debt and related capitalized debt issuance costs recorded on our condensed consolidated balance sheet at December 31, 2009 and December 31, 2008.

	December 31,	December 31,
	2009	2008
		(as adjusted)
Senior convertible notes, 5% annual rate payable semi-annually, due November 15, 2015	—	86,250
Unamortized discount on 5% notes	—	(21,730)

Total debt, net	$—	$64,520

Capitalized debt issuance costs, net	$—	$1,325

          We recorded capitalized debt issuance costs, net of accumulated amortization, in other non-current assets and were amortizing these costs over a five-year period, beginning in November 2005.
          We were required to adopt a FASB staff position contained in ASC 470 — Debt regarding the method to account for convertible debt instruments that may be settled in cash upon conversion including partial cash settlement on January 1, 2009. ASC 470 requires that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) be separately accounted for in a manner that reflects an issuer’s nonconvertible debt borrowing rate. Based on our analysis of comparable nonconvertible debt issuances by similar-sized technology companies at or near the time of our debt issuance, we determined our borrowing rate would have been 9.5% for nonconvertible debt versus the stated 5% coupon rate of the Notes.
          Upon adoption, we allocated the original debt proceeds between debt and the debt’s conversion feature based on the fair value of the liability component at issuance. This results in the debt being recorded at a discount to its face value. This discount is amortized as additional interest expense using the effective interest method over the 10-

year life of the debt, which is the estimated life of a similar debt instrument without a related equity conversion feature. We determined that absent the equity component, there were no other terms of the debt at the time of its issuance that would have caused us to consider the life of the debt to be shorter than the stated maturity of the debt. The effect on our financial statements is to record additional non-cash interest expense in each historical period in which our Notes were outstanding. We also were required to reallocate our capitalized debt issuance costs between cost of debt and cost of equity based on the relative values of the debt and the conversion feature. The result of this change is to reduce the original balance of capitalized debt issuance costs, as well as to reduce the amortization of such costs in each historical period in which our Notes were outstanding. The accompanying consolidated financial statements have been adjusted to reflect the net increase to non-cash expense and balance sheet reclassifications.
          Following is a summary of the effects of the adjustment described above (in thousands, except per share data).
Condensed Consolidated Balance Sheet

	As of December 31, 2008
	As Previously
	Reported	Adjustment	As Adjusted
Other non-current assets	5,775	(751)	5,024
Total assets	313,776	(751)	313,025

Total long-term debt, net	85,084	(20,564)	64,520
Total liabilities	183,710	(20,564)	163,146

Additional paid-in capital	10,472,323	26,130	10,498,453
Accumulated deficit	(10,450,362)	(6,317)	(10,456,679)
Condensed Consolidated Statement of Operations and Comprehensive (Loss) Income

	Twelve Months Ended
	2008			2007
	As Previously			As Previously
	Reported	Adjustment	As Adjusted	Reported	Adjustment	As Adjusted
Non-operating income (expense), net:
Interest expense	(4,947)	(2,526)	(7,473)	(4,948)	(2,424)	(7,372)
Other (expense) income, net	11,114	396	11,510	(1,134)	358	(776)
Total non-operating income (expense), net	8,343	(2,130)	6,213	(1,272)	(2,066)	(3,338)

Income before income taxes	118,186	(2,130)	116,056	23,866	(2,066)	21,800
Net income	109,804	(2,130)	107,674	17,733	(2,066)	15,667
Net income applicable to common stockholders	106,664	(2,130)	104,534	14,662	(2,066)	12,596

Net income per common share applicable to common stockholders:
Basic	$4.05	$(0.08)	$3.97	$0.57	$(0.08)	$0.49
Diluted	$3.99	$(0.08)	$3.91	$0.55	$(0.08)	$0.47

Total comprehensive (loss) income	98,210	(2,130)	96,080	22,227	(2,066)	20,161
Condensed Consolidated Statement of Cash Flows

	Twelve Months Ended
	2008			2007
	As Previously			As Previously
	Reported	Adjustment	As Adjusted	Reported	Adjustment	As Adjusted
Net income	109,804	(2,130)	107,674	17,733	(2,066)	15,667
Amortization of debt issuance expense	1,086	(396)	690	1,042	(358)	684
Debt discount accretion	631	2,526	3,157	631	2,424	3,055
Net cash provided by operating activities	114,543	—	114,543	16,440	—	16,440
          As of December 31, 2009, all Notes have been repurchased, the majority of which occurred in the first quarter of 2009. The total cash paid for the debt repurchase of $84.8 million was allocated, based on the fair values of the liability component as required by ASC 470, $64.5 million to the repurchased debt and $20.3 million to the conversion feature included in equity.

          The repurchase of the notes resulted in a loss on extinguishment of debt as follows:

Twelve months ended
December 31, 2009
Face value of debt repurchased	86,250
Unamortized discount	(1,089)
Debt issuance costs	(1,239)
Cash paid to repurchase debt	(84,814)

Loss on extinguishment of debt	(892)
          In connection with the issuance of our 5% senior convertible notes, we issued 484,889 warrants to purchase our common stock. We assessed the characteristics of the warrants and determined that they should be included in additional paid in capital in the stockholders’ equity portion of our condensed consolidated balance sheet, valued using a Black-Scholes model. The effect of recording the warrants as equity was that the 5% senior convertible notes were recorded at an original discount to their face value. The discount recorded was originally $3.1 million, and this discount was being accreted through earnings over five years. We determined a five-year life to be appropriate due to the conversion features of the 5% senior convertible notes and our assessment of the probability that the debt would be converted prior to the scheduled maturity. All of the warrants remain outstanding as of December 31, 2009.
     Other
          We issue letters of credit and collateralize those letters of credit with cash. As of December 31, 2009 approximately $5.3 million in letters of credit were outstanding and approximately $5.7 million in restricted cash was pledged as collateral. As of December 31, 2008, $4.0 million in letters of credit were outstanding and approximately $4.9 million in restricted cash was pledged as collateral.
7. Commitments and Contingencies
Derivative Action
          On October 23, 2007, a purported shareholder derivative lawsuit was filed in the Delaware Chancery Court against certain of our current and former officers and directors, naming the Company as a nominal defendant. The complaint, originally entitled John McPadden, Sr. v. Sanjiv S. Sidhu, Stephen Bradley, Harvey B. Cash, Richard L. Clemmer, Michael E. McGrath, Lloyd G. Waterhouse, Jackson L. Wilson, Jr., Robert L. Crandall and Anthony Dubreville and i2 Technologies, Inc., alleges breach of fiduciary duty and unjust enrichment based upon allegations that the Company sold its wholly-owned subsidiary, Trade Services Corporation, for an inadequate price in 2005. Since the filing of the complaint, Eugene Singer has been substituted for John McPadden as plaintiff. The defendants moved to dismiss the complaint on December 28, 2007. On August 29, 2008, the court granted the motion to dismiss as to all defendants but Mr. Dubreville (one of our former officers). The complaint, derivative in nature, does not seek relief from the Company, but does seek damages and other relief from the sole remaining defendant, Mr. Dubreville. On June 23, 2009, a related derivative action was filed in the Superior Court for the State of California, County of San Diego, styled Eugene Singer v. Sunrise Ventures, LLC; James A. Simpson; Trade Service Holdings LLC; Trade Service Holdings, Inc.; Steven Borgardt; (“Named Defendants”) and Does 1-50; and i2 Technologies, Inc as a nominal defendant. This action purports to arise out of the same set of facts as the aforementioned Singer v. Dubreville action pending in Delaware, and asserts a claim for aiding and abetting breach of fiduciary duty. The complaint, derivative in nature, does not seek relief from the Company, but does seek damages and other relief from the Named Defendants.
Proprietary Rights and Licenses — SAP
          On June 23, 2008, we entered into a settlement agreement to settle existing patent litigation with the SAP companies. Under the terms of the settlement agreement, each party licensed to the other party certain patents in exchange for a one-time cash payment to i2 of $83.3 million, which was received in the third quarter of 2008. In addition, each party agreed not to pursue legal action against the other party for its actions taken to enforce any of the licensed patents prior to the effective date of the agreement. As part of the settlement agreement, SAP received rights to all of the Company’s patents issued and patent applications filed as of the effective date of the settlement. The agreement also provides for general releases, indemnification for its violation, and dismisses the existing litigations between the parties with prejudice. The agreement also contains certain limitations on the patent licenses in the event of a change in control. We have satisfied all our obligations under the agreement and no additional contingencies exist. Consideration was made in regards to the bifurcation of the proceeds among the various elements of the settlement agreement by reviewing the nature of both the patent rights received as well as the covenant not to sue. We determined that the patent licenses we received in the settlement have no significant value. Due to the fact all obligations of the agreement were met as of the agreement date, allocation of value among deliverables was not necessary.
          During the twelve months ended December 31, 2008, we recorded $79.9 million as intellectual property settlement, net; representing the cash payment received by us of $83.3 million net of directly related external litigation expenses of $3.5 million.
Shareholder Class Action Lawsuits
          On August 11, 2008, two suits were filed in state district court in Texas against (among others) the Company and certain members of its Board of Directors. Each of the two suits sought injunctive relief prohibiting the closing of the sale of the Company’s common stock to an affiliate of JDA Software Group, Inc. (“JDA”), and each of the named plaintiffs purported to represent a class of holders of the Company’s common stock. One of the two suits was thereafter dismissed by the plaintiff; the other, styled John D. Norsworthy, on Behalf of Himself and All Others Similarly Situated, v. i2 Technologies, Inc., et al., remained pending in the 134th District Court of Dallas County, Texas. On November 5, 2008, the District Court held a hearing on Plaintiff Norsworthy’s motion for a temporary restraining order, and at the conclusion of the hearing denied the motion in its entirety. On May 29, 2009, Mr. Norsworthy non-suited this action as to all defendants.
Oracle Litigation
          On April 29, 2009, the Company filed a lawsuit for patent infringement against Oracle Corporation (NASDAQ: ORCL). The lawsuit, filed in the United States District Court for the Eastern District of Texas, alleges infringement of 11 patents related to supply chain management, available to promise software and other enterprise software applications. We incurred expenses related to this matter of $0.9 million for the twelve months ended December 31, 2009.
Indemnification Agreements
          We have indemnification agreements with certain of our officers, directors and employees that may require us, among other things, to indemnify such officers, directors and employees against certain liabilities that may arise by reason of their status or service as directors, officers or employees and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. We have also entered into agreements regarding the advancement of costs with certain other officers and employees.
          We may continue to advance fees and expenses incurred by certain current and former directors, officers and employees in the future. The maximum potential amount of future payments we could be required to make under these indemnification and cost-advancement agreements is unlimited. Additionally, our corporate by-laws allow us to choose to indemnify any employee for certain events or occurrences while the employee is, or was, serving at our request in such capacity. We incurred $0.2 million, $0.0 million and $0.2 million of expenses during the twelve months ended December 31, 2009, 2008 and 2007, respectively.
          Under the terms of our software license agreements with our customers, we agree that in the event the licensed software infringes upon any patent, copyright, trademark, or any other proprietary right of a third-party, we will indemnify our customer licensees against any loss, expense, or liability from any damages that may be awarded against our customer. We include this infringement indemnification in substantially all of our software license agreements and selected managed service arrangements. In the event the customer cannot use the software or service due to infringement and we cannot obtain the right to use, replace or modify the software or service in a commercially feasible manner so that it no longer infringes, then we may terminate the license and provide the customer a pro-rata refund of the fees paid by the customer for the infringing software or service. We believe the estimated fair value of these intellectual property indemnification clauses is minimal.
India Tax Assessments
          We currently are under income tax examinations in India primarily related to our intercompany pricing for services rendered by our Indian subsidiary to other i2 companies, the taxability of certain payments received from our Indian customers, and our statutory qualification for a tax holiday. The tax authorities have assessed an aggregate of approximately $9.6 million for the Indian statutory fiscal years ended March 31, 2002 through March 31, 2006.
          We believe the Indian tax authorities’ positions regarding these matters to be without merit, that all intercompany transactions were conducted at arm’s length pricing levels, all payments received from our Indian customers have been properly treated for tax purposes, and that our operations qualify for the tax holiday claimed. Accordingly, we appealed all of these assessments and sought assistance from the United States competent authority under the mutual agreement procedure of the income tax treaty between the United States and the Republic of India. This provides us with an opportunity to resolve these matters in a forum that includes governmental representatives of both countries.
          Pending resolution of these matters, we have paid approximately $3.2 million of the assessed amount and have arranged for $4.7 million in bank guarantees in favor of the Indian government in respect of a portion of the balance as required. The bank guarantees are supported by letters of credit issued in the United States. Cash that is collateralizing these letters of credit is reflected on our condensed consolidated balance sheet as restricted cash.
          We expect subsequent tax years to be examined, assessments made similar to those discussed above, and no assurances can be given that these issues ultimately will be resolved in our favor. We continue to monitor and assess these issues as they progress through the relevant processes and believe that the ultimate resolution of these matters will not exceed the tax contingency reserves we have established for them.
Derivative Financial Instruments
          On January 1, 2009, we adopted a FASB statement related to “Disclosures about Derivative Instruments and Hedging Activities“, contained in ASC 815 — Derivatives and Hedging. The adoption of the statement had no financial impact on our consolidated financial statements and only required additional financial statement disclosures. We have applied the requirements of ASC 815 on a prospective basis. Accordingly, disclosures related to interim periods prior to the date of adoption have not been presented.
          The Company utilizes a foreign currency risk mitigation program that uses foreign currency forward exchange contracts (“Contracts”) to economically reduce exposure to various amounts denominated in nonfunctional currencies. These foreign currency exposures typically arise from intercompany transactions, cash balances and accounts receivable held in non-functional currencies. The objective of this program is to reduce the effect of changes in foreign currency exchange rates on our results of operations. Although the Company does not designate these Contracts as hedges for accounting purposes, the objective of the program is to offset foreign currency transaction gains and losses recorded for accounting purposes with gains and losses realized on the Contracts.
          Our Contracts generally settle within 30 days, maturing at month end. We do not use these forward contracts for trading purposes. We do not designate these forward contracts as hedging instruments pursuant to ASC 815. Accordingly, we record the fair value of these contracts as of the end of our reporting period to our consolidated balance sheet with changes in fair value recorded in our consolidated statement of operations. The balance sheet classification for the fair values of these forward contracts is to other current assets for unrealized gains and to accrued liabilities for unrealized losses. The statement of operations classification for the fair values of these forward contracts is to other income (expense), net, for both realized and unrealized gains and losses.

     The tables below summarize the Company’s outstanding forward contracts held in USD functional currency.

	December 31, 2009		December 31, 2008
		Estimated		Estimated
	Notional	Fair Value*	Notional	Fair Value*
Commitments to purchase foreign currency	$36,087	$—	$41,399	$—
Commitments to sell foreign currency	674	—	1,133	—

Total	$36,761	$—	$42,532	$—

			Amount of Gain (Loss) Recognized in Income
		Three Months Ended			Twelve Months Ended
		December 31,			December 31,
Derivatives Not Designated as
Hedging Instruments	Classification	2009	2008	2007	2009	2008	2007
Foreign Currency Forward Contracts	Other Income(Expense)	$139	$2,718	$(296)	$357	$(7,645)	$3,599

*	Estimated fair value is zero due to contracts maturing at end of reporting period.
Certain Accruals
     We have accrued for estimated losses in the accompanying consolidated financial statements for matters where we believe the likelihood of an adverse outcome is probable and the amount of the loss is reasonably estimable.
     We are subject to various claims and legal proceedings that arise in the ordinary course of our business from time to time, including claims and legal proceedings that have been asserted against us by former employees and certain customers, and have been in negotiations to settle certain of those contingencies. The adverse resolution of any one or more of those matters or the matters described above, over and above the amount, if any, that has been estimated and accrued in our condensed consolidated financial statements could have a material adverse effect on our business, financial condition, results of operations and/or cash flows.
8. Stock Transactions
     On June 28, 2005 we entered into a Common Stock Purchase Agreement with R2 Investments, LDC, an affiliate of Q Investments. Pursuant to the terms and conditions of the Purchase Agreement, R2 purchased 1,923,077 shares of i2’s common stock, par value $0.00025 per share, at $7.80 per share, the closing price on June 23, 2005 when the transaction was approved by i2’s Board of Directors. The sale resulted in proceeds of $14.9 million after issuance costs of approximately $0.1 million.
     On June 3, 2004, we sold 100,000 shares of our 2.5% Series B Convertible Preferred Stock to Amalgamated Gadget, L.P. for and on behalf or R2 Investments, LDC or its subsidiary R2 Top Hat, Ltd. (collectively “R2”), pursuant to a Preferred Stock Purchase Agreement, dated April 27, 2004. The purchase price for the Series B preferred stock was $1,000 per Series B share, or $100.0 million in the aggregate. Pursuant to the terms of the Preferred Stock Purchase Agreement, R2 had certain preemptive rights upon the issuance of certain of our securities during the three-year period ended June 3, 2007. Dividends on the Series B preferred stock, which may be paid in cash or in additional shares of Series B preferred stock, at our option, are payable semi-annually at the rate of 2.5% per year. The Series B preferred stock will automatically convert into shares of our common stock on June 3, 2014 and will be convertible into shares of common stock at the option of the holder at any time prior thereto. The conversion price of $23.15 per share is subject to certain adjustments. If we were entitled to effect a conversion we would issue approximately 4.8 million shares in 2009 and approximately 4.7 million shares in 2008, with a value of approximately $91.4 million at December 31, 2009 and approximately $30.2 million at December 31, 2008. Under certain circumstances, we will also have the right to redeem the Series B preferred stock. Upon a change in control, unless otherwise agreed to by holders of a majority of outstanding Series B shares, we will be required to exchange the outstanding shares of Series B preferred stock for cash at 110% of face value plus all accrued but unpaid dividends. The exchange amount pursuant to this provision as of December 31, 2009 would be approximately $121.7 million and as of December 31, 2008 would be approximately $120.2 million. Upon the change in control discussed in Note 16 – Subsequent Events, we paid $121.7 million in exchange for the outstanding shares of Series B preferred stock plus $0.2 million in accrued but unpaid dividends. We may, at our option, redeem the Series B shares at any time after June 3, 2008 for cash at 104% of face value plus all accrued but unpaid dividends. The redemption amount pursuant to this provision as of December 31, 2009 would be approximately $115.1 million and as of December 31, 2008 would be $113.7 million. The Series B preferred stock is recorded net of $4.7 million of issuance costs, consisting of legal and investment-banking fees incurred to complete the transaction. The issuance costs are being accreted over a ten-year period through the date of automatic conversion. In 2009, 2008 and 2007 we recorded issuance cost accretion of approximately $0.4 million per year, and issued 1,355 shares or $1.4 million, 2,689 shares or $2.7 million, and 1,327 shares or $1.3 million, respectively, of our Series B preferred stock as payment of our dividend to R2 Investments, LDC. In 2009 and 2007 we also paid a cash dividend of $1.4 million and $1.3 million, respectively on our Series B preferred stock. Subsequent to this transaction, R2 became a related party.
9. Stockholders’ Equity and Income Per Common Share
     Stock Rights Plan. On January 17, 2002, our Board of Directors approved adoption of a stockholder rights plan and declared a dividend of one preferred share purchase right for each outstanding share of common stock. After adjusting for the 1-for-25 reverse stock split we implemented on February 16, 2005, each share of common stock has attached to it one right to purchase 25 units of one one-thousandth of a share of Series A junior participating preferred stock at a price of $75.00 per unit. The rights, which expire on January 17, 2012, will only become exercisable upon distribution. Distribution of the rights will not occur until ten days after the earlier of (i) the public announcement that a person or group has acquired beneficial ownership of 15.0% or more of our outstanding common stock or (ii) the commencement of, or announcement of an intention to make, a tender offer or exchange offer that would result in a person or group acquiring the beneficial ownership of 15.0% or more of our outstanding common stock.
     The purchase price payable, and the number of units of Series A preferred stock issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution in the event of a stock dividend or the grant of certain rights to purchase units of Series A preferred stock at a price less than the then current market price of the units of Series A preferred stock, among other things. The number of outstanding rights and the number of units of Series A preferred stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock prior to the distribution date.
     Shares of Series A preferred stock purchasable upon exercise of the rights are not redeemable. Each share of Series A preferred stock will be entitled to a dividend of 40 times the dividend declared per share of common stock. In the event of liquidation, each share of Series A preferred stock will be entitled to a payment of the greater of (i) 40 times the payment made per share of common stock or (ii) $1,000. Each share of Series A preferred stock will have 40 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series A preferred stock will be entitled to receive 40 times the amount received per share of common stock. These rights are protected by customary anti-dilution provisions. Because of the nature of the dividend, liquidation and voting rights, the value of the 25 units of Series A preferred stock purchasable upon exercise of each right should approximate the value of one share of common stock.
     If, after the rights become exercisable, we are acquired in a merger or other business combination transaction, or 50% or more of our consolidated assets or earnings power are sold, proper provision will be made so that each holder of a right will thereafter have the right to receive upon exercise that number of shares of common stock of the acquiring company having a market value of two times the exercise price of the right.
     If any person or group becomes the beneficial owner of 15.0% or more of the outstanding shares of common stock, proper provision will be made so that each holder of a right, other than rights beneficially owned by the acquiring person (which will thereafter be void), will have the right to receive upon exercise that number of shares of common stock or units of Series A preferred stock (or cash, other securities or property) having a market value of two times the exercise price of the right.
     We may redeem the rights in whole, but not in part, at a price of $0.25 per right at the sole discretion of our Board of Directors at any time prior to distribution of the rights. At December 31, 2009 and December 31, 2008, none of the rights had been exercisable. The terms of the rights may be amended by our Board of Directors without the consent of the holders of the rights except that after the distribution of the rights, no amendment may adversely affect the interests of the holders of the rights and the consent of the holders of the shares of Series B preferred stock is required. Until a right is exercised, the holder of a right will have no rights by virtue of ownership as a stockholder of the company, including, without limitation, the right to vote or to receive dividends.
     The rights have significant anti-takeover effects by causing substantial dilution to a person or group that attempts to acquire us on terms not approved by our Board of Directors. The rights should not interfere with any merger, or other business combination approved by the Board of Directors and the holders of the shares of Series B preferred stock. The rights may be redeemed by us at the redemption price of $0.25 per right prior to the occurrence of a distribution date.
     Net Income Per Common Share. Basic net income per common share was computed by dividing net income applicable to common stockholders by the weighted average number of common shares outstanding for the reporting period following the two-class method. Our Series B Convertible Preferred Stock is a participating security because in the event dividends are declared on our common stock it participates in those dividends on a 1:1 ratio on an as-converted basis. Under the two-class method, participating convertible securities are required to be included in the calculation of basic net income per common share when the effect is dilutive. Accordingly, for the periods presented, the effect of the convertible preferred stock is included in the calculation of basic net income per common share. We present our Earnings Per Share (EPS) calculation combined for common and preferred stock under the two-class method due to the fact the calculation yields the same result as if presented separately.
     Diluted net income per common share includes the dilutive effect of stock options, share rights awards, and warrants granted using the treasury stock method, and the effect of contingently issuable shares earned during the period and shares issuable under the conversion feature of our convertible preferred stock using the two-class method. A loss causes all common stock equivalents to be anti-dilutive due to an increase of the weighted average shares from the potential dilution that could occur if securities or other contracts were exercised or converted into common stock. ASC 260 – Earnings Per Share requires the inclusion of the effect of contingently convertible instruments in the calculation of diluted income per share including when the market price of our common stock is below the conversion price of the convertible security and the effect is not anti-dilutive. Accordingly, the effect of our convertible preferred stock is included in basic earnings per share under the two-class method per ASC 260; therefore, it is similarly included in diluted income per share when the effect is dilutive.
     The following is a reconciliation of the number of shares used in the calculation of basic net income per common share under the two-class method and diluted earnings per share and the number of anti-dilutive shares excluded from such computations for 2009, 2008 and 2007.

	December 31,
	2009	2008	2007
Common and common equivalent shares outstanding using two-class method — basic:
Weighted average common shares outstanding	22,337	21,619	21,268
Unissued vested RSUs to be included in basic	40	80	—
Participating convertible preferred stock	4,751	4,634	4,548

Total common and common equivalent shares outstanding using two-class method — basic	27,128	26,333	25,816

Effect of dilutive securities:
Outstanding stock option and share right awards	398	378	840
Warrants associated with 5% debt		—	92

Weighted average common and common equivalent shares outstanding — diluted	27,526	26,711	26,748

Anti-dilutive shares excluded from calculation:
Outstanding stock option and share right awards	1,488	2,988	1,906
Convertible debt	—	—	736

Total anti-dilutive shares excluded from calculation	1,488	2,988	2,642

10. Stock Compensation Expense and 401k Plans.
     401k Company Match. The company provides a 100% match on the first 3% of the employee contribution. During 2009, 2008 and 2007 we had expense related to the employee match of approximately $1.4 million, $1.5 million and $1.0 million, respectively.
     1995 Stock Option/Stock Issuance Plan. The 1995 Stock Option/Stock Issuance Plan, a stockholder approved stock-based compensation plan, replaced our original 1992 Stock Plan. All options outstanding under the 1992 Plan were incorporated into the 1995 Plan; however, all outstanding options under the 1992 Plan continue to be governed by the terms and conditions of the existing option agreements for those options. The 1995 Plan is divided into three equity programs: (i) the Discretionary Grant Program, (ii) the Stock Issuance Program and (iii) the Automatic Grant Program.
     The Discretionary Grant Program provides for the grant of stock appreciation rights and incentive stock options to employees and for the grant of stock appreciation rights and nonqualified stock options to employees, directors and consultants. Exercise prices may not be less than 100% and 85% of the fair market value per share of our common stock on the date of grant for incentive options and nonqualified stock options, respectively. Options granted under this program generally expire ten years after the date of grant. Prior to March 2001, options granted under the Discretionary Option Grant Program generally vested in four equal annual increments. Options granted after March 2001 generally vest 1% on the date of grant, 24% on the first anniversary of the grant date and the remaining options vest in 36 equal monthly increments thereafter. Some options granted under the Discretionary Option Grant Program may be immediately exercisable, subject to a right of repurchase at the original exercise price for all unvested shares.
     The Stock Issuance Program provides for the issuance of shares of our common stock to any person at any time, at such prices and on such terms as established by the plan administrator. The purchase price per share cannot be less than 85% of the fair market value of our common stock on the issuance date. Shares of our common stock may also be issued pursuant to share right awards, restricted stock units and restricted stock awards that entitle the recipients to receive those shares upon the attainment of designated performance goals or the satisfaction of specified service requirements.

     Effective with the 2007 Annual Meeting of Stockholders, the Automatic Grant Program provides that each person who is first elected or appointed as a non-employee member of our Board of Directors shall automatically be granted an award with a value equal to $175,000; with 50% of the value (or $87,500) in the form of an option grant issued at the fair market value on the date of grant, and the remaining value (or $87,500) in the form of a restricted stock award. On the date of each Annual Meeting of Stockholders, and provided that the individual has served as a non-employee Board member for at least six (6) months prior to the date of the Annual Meeting of Stockholders, will automatically be granted an award with a value equal to $125,000; with 50% of the value (or $62,500) in the form of an option grant issued at the fair market value on the date of grant, and the remaining value (or $62,500) in the form of a restricted stock award. Options granted to eligible non-employee Board members under the Automatic Option Grant Program vest in three equal annual installments, with the first such installment vesting one year from the option grant date.
     The 1995 Plan has an automatic share increase feature whereby the number of shares of our common stock reserved for issuance under the plan will automatically increase on the first trading day of January each calendar year by an amount equal to 5.0% of the sum of (a) the total number of shares of our common stock outstanding on the last trading day in December of the immediately preceding calendar year, plus (b) the total number of shares of our common stock repurchased by us on the open market during the immediately preceding calendar year pursuant to a stock repurchase program. In no event shall any such annual increase exceed 1,600,000 shares of our common stock or such lesser number of shares of our common stock as determined by our Board of Directors in its discretion. Through December 31, 2009, we have reserved a total of 12,906,610 shares of our common stock for issuance under the plan. The number of shares for which an individual may receive options, stock appreciation rights and other stock-based awards in his or her initial year of hire is limited to 1,000,000. Unless extended or terminated earlier, the plan will terminate on October 14, 2014.
     2001 Non-officer Stock Option/Stock Issuance Plan. In March 2001, the Board of Directors adopted the 2001 Non-officer Stock Option/Stock Issuance Plan. Based on the provisions of the 2001 Plan, its adoption did not require stockholder approval and accordingly such approval was not obtained. Under the provisions of this plan, 800,000 shares have been reserved for issuance. The 2001 Plan is divided into two equity programs: (i) the Discretionary Option Grant Program and (ii) the Stock Issuance Program.
     The Discretionary Option Grant Program provides for the grant of nonqualified stock options to non-officer employees and consultants. Exercise prices may be less than, equal to or greater than the fair market value per share of our common stock on the date of grant. Options granted under this program generally expire ten years after the date of grant. Prior to March 2001, options granted under the Discretionary Option Grant Program generally vested 25% on the first anniversary of the grant date with the remaining options vesting in 36 equal monthly increments. Options granted after March 2001 generally vest 1% on the date of grant, 24% on the first anniversary of the grant date and the remaining options vest in 36 equal monthly increments thereafter. Some options granted under the Discretionary Option Grant Program may be immediately exercisable, subject to a right of repurchase at the original exercise price for all unvested shares.
     The Stock Issuance Program provides for the issuance of shares of our common stock to non-officer employees and consultants at any time, at such prices and on such terms as established by the plan administrator. Shares of our common stock may also be issued pursuant to share right awards that entitle the recipients to receive those shares upon the attainment of designated performance goals or the satisfaction of specified service requirements.
     Assumed Stock Option Plans. We have assumed the stock option plans of various companies we have acquired. While our stockholders approved some of the acquisitions, our stockholders have not specifically approved any of the assumed stock option plans. Approximately 1,500,000 shares of our common stock have been reserved for issuance under the assumed plans.
     Modification of Stock Options Granted to our Former CEO. On December 21, 2006, we entered into an amendment to the employment agreement with our then CEO, Michael McGrath, to modify the period during which Mr. McGrath’s vested equity instruments are exercisable following a termination of Mr. McGrath’s employment resulting from death or disability, a voluntary termination or a termination without cause. Mr. McGrath resigned July 31, 2007 and under the terms of this modification, he had until December 31, 2008 to exercise his vested options. Notwithstanding the foregoing, any equity instrument shall be cancelled and no longer exercisable upon the expiration of the stated term of such equity instrument. In connection with the amended employment agreement, we recorded non-cash stock option expense of $1.3 million in December 2006 and recorded an additional $0.5 million during the first half of 2007.
     Exchange of Stock Options for Restricted Stock Units. In April 2006, we announced that we filed an exchange offer with the SEC under which eligible employees had the opportunity to exchange certain stock options for restricted stock units. We offered to exchange restricted stock units for outstanding options with exercise prices per share equal to or greater than $45.00. The number of restricted stock units issued in exchange for a properly tendered eligible option was based on exchange ratios that depended on the exercise price of the tendered option. The exchange ratios represented the number of option shares to be exchanged for one restricted stock unit and ranged from 5-for-1 to 72-for-1. The exchange offer expired on May 31, 2006; 797 employees were eligible to participate and 549 employees participated, 1,033,498 options were tendered and cancelled, and 133,033 restricted stock units were issued under such exchange offer. For the years ended December 31, 2009, 2008 and 2007, we recorded $0.0 million, $0.3 million and $0.8 million, respectively, of expense related to the amortization of the grant date fair value of options subject to exchange and the restricted stock units issued.
     Stock Based Compensation. The Company accounts for share-based compensation under the provisions of ASC 718. In accordance with this guidance the estimated fair value of share based awards granted under stock incentive plans are recognized as compensation expense over the vesting period.
     We elected to apply the simplified method to determine the hypothetical additional paid-in capital (APIC) pool provided by ASC 718, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards”. There was no effect on our financial statements from making this election. Since we have significant tax net operating loss carryforwards, any excess tax benefit will not be realized until the period in with the losses have been fully utilized and the benefit reduces income taxes payable. In the event of a shortfall (i.e., the tax benefit realized is less than the amount previously recognized through periodic stock compensation expense recognition and related deferred tax accounting), the shortfall would be charged against APIC to the extent of previous excess benefits, if any, including the hypothetical APIC pool, and then to income tax expense. During 2006, the shortfalls had no net impact on income tax expense because of our valuation allowance. We intend to settle our stock-based awards with new shares.
     We calculate our stock-based compensation expense on a straight-line basis over the vesting periods of the related options. The table below shows the allocation on our Statements of Operations of our total stock-based compensation expense. Due to our net operating losses, there was no tax expense or benefit recorded in connection with our stock-based compensation.

	Year Ended
	December 31, 2009			December 31, 2008			December 31, 2007
		Restricted			Restricted			Restricted
	Option	Stock	Total	Option	Stock	Total	Option	Stock	Total
	Expense	Expense	Expense	Expense	Expense	Expense	Expense	Expense	Expense
Services	$361	$303	$664	$1,040	$510	$1,550	$1,785	$467	$2,252
Maintenance	102	64	$166	157	74	231	212	40	252
Sales and marketing	1,463	914	$2,377	1,877	1,106	2,983	2,044	743	2,787
Research and development	1,170	520	$1,690	1,851	641	2,492	2,465	564	3,029
General and administrative	1,739	2,788	$4,527	4,018	2,411	6,429	3,335	733	4,068

Total	$4,835	$4,589	$9,424	$8,943	$4,742	$13,685	$9,841	$2,547	$12,388

     Fair values of stock options and employee stock purchase plan (ESPP) shares are estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Stock Options			ESPP
	Year Ended			Year Ended
	December 31,			December 31,
	2009	2008	2007	2009	2008	2007
Expected term (years)	4	4	4	n/a	n/a	0.5
Volatility factor	0.65	0.67	0.81	n/a	n/a	0.32
Risk-free interest rate	1.97%	2.74%	4.67%	n/a	n/a	4.67%
Dividend yield	0%	0%	0%	n/a	n/a	0%
     The Black-Scholes option-pricing model requires the input of highly subjective assumptions. We continue to assess the assumptions and methodologies used to calculate the estimated fair value of share-based compensation. Circumstances may change and additional data may become available over time, which could result in changes to these assumptions and methodologies, which could materially impact our fair value determinations.
     A combined summary of activity in our 1995 Plan, 2001 Plan and our assumed stock option plans during the years ended December 31, 2009, 2008 and 2007 is as follows (in thousands, except per share amounts and contractual life):

		Weighted		Aggregate
		Average	Weighted Remaining	Intrinsic
	Number of	Exercise Price	Contractual Life	Value
	Options	($)	(Years)	($)
Outstanding balance, December 31, 2006	3,582	22.24	7.80	30,775

Granted
Grant price = fair market value	202	19.09
Grant price > fair market value	567	25.67
Exercised	(189)	12.09
Forfeited	(465)	18.60
Expired	(202)	101.11

Outstanding balance, December 31, 2007	3,495	19.05	5.71	4,238

Granted
Grant price = fair market value	1,033	11.97
Grant price > fair market value	—	—
Exercised	(57)	9.19
Forfeited	(152)	15.10
Expired	(1,046)	16.75

Outstanding balance, December 31, 2008	3,273	17.90	5.19	—

Granted
Grant price = fair market value	61	12.25
Grant price > fair market value	—	—
Exercised	(819)	11.19
Forfeited	(155)	15.10
Expired	(179)	16.75

Outstanding balance, December 31, 2009	2,181	18.97	6.09	9,334

Options exercisable at December 31, 2008	2,102	19.42	5.19	—
Options exercisable at December 31, 2009	1,737	19.86	5.67	7,084
Weighted average grant date fair value of options granted during 2007	$14.84
Weighted average grant date fair value of options granted during 2008	$6.26
Weighted average grant date fair value of options granted during 2009	$6.89
     A summary of activity in our restricted stock plan as of the three years ended December 31, 2009, 2008 and 2007 is as follows (in thousands, except per share amounts and contractual life):

		Weighted		Aggregate
		Average	Weighted Remaining	Intrinsic
	Number of	Exercise Price	Contractual Life	Value
	Shares	($)	(Years)	($)
Outstanding balance, December 31, 2006	408	—	1.57	9,299

Granted
Grant price = fair market value(1)	400	—
Grant price < fair market value	218	—
Vested	(157)	—
Forfeited	(145)	—

Outstanding balance, December 31, 2007	724	—	1.89	9,124

Granted
Grant price < fair market value	262	—
Vested	(452)	—
Forfeited	(68)	—

Outstanding balance, December 31, 2008	466	—	2.41	2,977

Granted
Grant price < fair market value	986	—
Vested	(389)	—
Forfeited	(64)	—

Outstanding balance, December 31, 2009	999	—	1.56	19,099

Weighted average grant date fair value of restricted shares granted during 2009	$8.55

(1)	Represents a grant of restricted stock units to certain key employees that may vest based on the company achieving specified increases in GAAP Diluted Earnings per Share in 2008 and 2009 compared to 2006 Diluted Earnings per Share. This performance period for one-third of the award was from January 1, 2008 to December 31, 2008 and for the remaining two-thirds of the award is from January 1, 2009 to December 31, 2009. We are required to assess whether the performance criteria is probable of being achieved, and only recognize compensation expense if the vesting is considered probable. On a quarterly basis, we assess whether vesting is probable and based on that assessment record the appropriate expense. Based on our assessments during 2009, compensation expense associated with these performance-based RSUs was not recorded in our results of operations in the twelve-month period ended December 31, 2009.
     In connection with stock option and restricted stock awards, we recognized compensation expense of $9.4 million, $13.7 million, and $12.4 million for the twelve months ended December 31, 2009, 2008 and 2007, respectively. Total compensation cost related to nonvested awards not yet recognized was $4.1 million at December 31, 2009. The total fair value of options vested during the twelve-month periods ended December 31, 2009, 2008 and 2007 was $5.9 million, $7.7 million, and $8.2 million, respectively. The aggregate intrinsic value of options exercised was $3.3 million, $0.3 million, and $2.0 million during the twelve-month periods ended December 31, 2009, 2008 and 2007. The intrinsic value of a stock option is the amount by which the fair market value of the underlying stock exceeds the exercise price of the option. When we issue shares upon stock option exercises, our policy is to first issue any available treasury shares and then issue new shares.

     A summary of nonvested stock option awards for the years ended December 31, 2009 and 2008, and changes during the respective periods is presented below:

		Weighted
		Average Grant Date
	Nonvested	Fair Value
	Shares	($)
Outstanding unvested balance, December 31, 2007	1,348	17.64

Granted
Grant price = fair market value	1,033	11.97
Forfeited	(152)	15.10
Vested	(950)	15.41

Outstanding unvested balance, December 31, 2008	1,279	15.02

Granted
Grant price = fair market value	61	12.25
Forfeited	(120)	15.82
Vested	(663)	14.73

Outstanding unvested balance, December 31, 2009	557	14.86

     Of the options outstanding at December 31, 2009, and in the absence of acceleration of vesting or cancellations, approximately 316,450 options will vest in 2010, 189,935 in 2011, and 48,227 in 2012.
     A summary of nonvested share awards as of December 31, 2009 and 2008, and changes during the respective periods is presented below:

		Weighted
		Average Grant Date
	Nonvested	Fair Value
	Shares	($)
Outstanding unvested balance, December 31, 2007	724	19.64

Granted
Grant price < fair market value	262	11.21
Vested	(452)	15.47
Forfeited	(68)	21.27

Outstanding unvested balance, December 31, 2008	466	16.79

Granted
Grant price < fair market value	986	8.55
Vested	(389)	9.64
Forfeited	(64)	9.24

Outstanding unvested balance, December 31, 2009	999	8.77

     The following table summarizes information about our stock options outstanding at December 31, 2009:

	Options Outstanding			Options Exercisable
			Weighted Average
		Weighted Average	Remaining		Weighted Average
	Number of	Exercise Price	Contractual Life		Exercise Price
Range of Exercise Prices	Shares	($)	(Years)	Shares	($)
$7.25 -$12.50	825	$10.89	7.32	537	$10.24
$12.51-$62.50	1,329	$20.86	5.41	1,173	$20.74
$93.76-$137.50	14	$107.03	1.61	14	$107.03
$137.50 -$2,301.00	13	$252.13	1.74	13	$252.13

	2,181	$18.97	6.09	1,737	$19.86

11. Restructuring Charges and Adjustments
     2009 Restructuring Plan. In the first quarter of 2009, we implemented a restructuring plan to reduce our overhead to increase efficiency and reduce operating expense. We eliminated approximately 80 positions, resulting in severance costs of $3.0 million.
     2007 Restructuring Plan. During the second half of 2007 we initiated reorganization and eliminated approximately 55 positions. The purpose of the restructuring was to reduce management layers to both decrease cost and increase speed around decision-making and internal processes. The realignment included the elimination of certain management levels as well as other targeted cost reductions. We recorded a charge of approximately $4.0 million primarily related to severance costs.
Consolidated Restructuring Accrual
     The following table summarizes the 2009 and 2008 restructuring related payments and accruals. There was no remaining estimated sublease income at December 31, 2008.

Employee
Severance
and
Termination
Remaining accrual balance at December 31, 2007	283

Restructuring charges	(95)
Cash payments	(182)

Remaining accrual balance at December 31, 2008	$6

Adjustments to restructuring plans	$(31)
Restructuring charges	3,006
Cash payments	(2,971)

Remaining accrual balance at December 31, 2009	$10

12. Foreign Currency Risk Management
     Because we conduct business on a global basis in various foreign currencies, we are exposed to adverse movements in foreign currency exchange rates. We maintain a program to mitigate foreign currency exposures that utilize foreign currency forward contracts to reduce selected non-functional currency exposures. The objective of this program is to reduce the effect of changes in foreign currency exchange rates on our results of operations.

Furthermore, our goal is to offset foreign currency transaction gains and losses recorded for accounting purposes with gains and losses realized on the forward contracts.
     We generally enter into forward contracts to purchase or sell various foreign currencies as of the last day of each month. These forward contracts generally have original maturities of up to one month and are net-settled in U.S. Dollars. Each forward contract is based on the current market forward exchange rate as of the contract date and no premiums are paid or received. Accordingly, these forward contracts have no fair value as of the contract date. Changes in the applicable foreign currency exchange rates subsequent to the contract date will cause the fair value of the forward contracts to change. These changes in the fair value of forward contracts are recorded through earnings and the corresponding assets or liabilities are recorded on our balance sheet. Gains and losses on the forward contracts are included as a component of non-operating expense, net, in our Consolidated Statements of Operations and offset foreign exchange gains and losses from the revaluation of current monetary assets and liabilities denominated in currencies other than the functional currency of the reporting entity. During 2009, we recognized net gains of $4.3 million on foreign currency forward contracts and net losses of $3.9 million on foreign currency transactions. During 2008, we recognized net losses of $7.6 million on foreign currency forward transactions and net gains of $5.9 million from the revaluation of current monetary assets and liabilities. During 2007, we recognized net gains of $3.6 million on foreign currency forward transactions and net losses of $4.3 million on foreign currency transactions.
     A summary of our foreign currency forward contracts by currency as of December 31, 2009 and 2008 is presented in the following table (in thousands). All of these contracts originated, without premiums, on December 31, 2009 and 2008, respectively, based on then-current market forward exchange rates. Accordingly, these forward contracts had no fair value on December 31, 2009 and 2008 and no amounts related to these forward contracts were recorded in our financial statements.

		2009		2008
		Notional	Notional	Notional	Notional
		Amount of	Amount of	Amount of	Amount of
		Forward	Forward	Forward	Forward
		Contract	Contract in	Contract	Contract in
		in Foreign	U.S.	in Foreign	U.S.
		Currency	Dollars	Currency	Dollars
Forward contracts to purchase:
Australian Dollars	AUD	—	$—	690	$472
British Pounds	GBP	2,368	3,846	2,344	3,445
Canadian Dollars	CAD	—	—	12,548	10,371
European Euros	EUR	2,677	3,831	4,089	5,773
Indian Rupees	INR	1,065,588	22,847	883,319	18,186
Japanese Yen	JPY	363,332	3,905	172,064	1,904
Singapore Dollars	SGD	1,564	1,119	1,112	779
Taiwanese Dollars	TWD	17,185	539	15,270	469

Total forward contracts to purchase			$36,087		$41,399

Forward contracts to sell:
Australian Dollars	AUD	27	25	—	—
South Korean Won	KRW	760,570	649	1,338,000	987
South African Rand	ZAR	—	—	1,410	146

Total forward contracts to sell			$674		$1,133

Total forward contracts			$36,761		$42,532

     Our foreign currency forward contracts include credit risk to the extent that the bank counterparties may be unable to meet the terms of agreements. We reduce such risk by limiting our counterparties to major financial institutions. Additionally, the potential risk of loss with any one party resulting from this type of credit risk is monitored and risks are also mitigated by utilizing multiple counterparties.
Income Taxes
     The components of income before income taxes from domestic and foreign operations for the years ended December 31, 2009, 2008 and 2007 are as follows:

	2009	2008	2007
		(as adjusted)	(as adjusted)
Domestic	$19,831	$107,233	$8,648
Foreign	11,624	8,823	13,152

Total	$31,455	$116,056	$21,800

     Our provision (benefit) for income taxes consists of the following:

	2009	2008	2007
Current:
State	207	729	126
Federal	—	1,381	—
Foreign	3,971	4,414	6,241
Deferred:
State	(252)	—	—
Federal	(5,438)	—	—
Foreign	1,365	1,858	(234)

Total	$(147)	$8,382	$6,133

     Our provision (benefit) for income taxes reconciles to the amount computed by applying the statutory U.S. federal rate of 35% to income from continuing operations before income taxes as follows:

	2009	2008	2007
		(as adjusted)	(as adjusted)
Expense computed at statutory rate	11,034	40,620	7,629
Stock based compensation	1,429	2,054	1,749
Foreign operations	284	3,184	1,541
Decrease in valuation allowance	(14,373)	(40,565)	(4,936)
Dividend received from foreign subsidiary	579	16	—
Alternative minimum tax	—	1,381	—
Other	900	1,692	150

Provision for income taxes	$(147)	$8,382	$6,133

          Components of deferred tax assets and liabilities at December 31, 2009 and 2008 are comprised of the following:

	2009	2008
		(as adjusted)
Deferred Tax Assets
Deferred revenue	$4,158	$5,335
Accrued liabilities	6,497	7,872
Acquired intangibles	33,724	40,179
Capitalized expenses	34,421	43,344
Other	12,441	11,958

Total future deductible items	$91,241	$108,688

Loss carryforwards	663,165	661,792
Tax credits	40,209	39,226

Total tax loss carryforwards and credits	703,374	701,018

Total deferred tax assets	794,615	809,706

Valuation allowance against deferred tax assets	(783,330)	(802,098)

Net deferred tax assets	$11,285	$7,608

     At December 31, 2009 and 2008, we had approximately $1.73 billion and $1.72 billion of U.S. federal net operating loss carryforwards for domestic federal tax purposes, respectively. These loss carryforwards are subject to certain annual limitations and are scheduled to expire as follows:

2019-2022	1,402,372
Thereafter	328,499

Total	$1,730,871

     At December 31, 2009, our U.S. federal net operating loss carryforwards for tax purposes was approximately $2.0 million greater than our net operating loss carryforwards for financial reporting purposes due to our inability to realize excess tax benefits under ASC 740 until such benefits reduce income taxes payable.
     In addition to the tax loss carryforwards reflected above, at December 31, 2009, we had approximately $247.3 million in future deductible expenses for tax purposes. See the table above for a description of these deferred tax assets. These tax deductible items have varying schedules of amortization and deductibility with no expiration and will reduce taxable income in the years of deduction and may create or increase tax net operating losses in the years of deduction. Utilization of these future deductible expenses will reduce or delay our ability to utilize existing tax loss carryforwards, possibly resulting in the expiration of a portion of the existing loss carryforwards. Under current tax law, tax net operating losses created or increased as a result of these future tax-deductible items will have a carryforward period of 20 years from the year in which the loss is incurred.
     At December 31, 2009 and 2008, we had approximately $38.7 and $38.9 million of U.S. federal research and development tax credit carryforwards. These tax credits expire in the years 2010 through 2028.
     At December 31, 2009 and 2008, we had approximately $82.7 million and $85.4 million, respectively, of U.S. federal capital loss carryforwards. These loss carryforwards expire in the years 2010 through 2013. Capital losses may be offset only by capital gains.

     We had no foreign net operating loss carryforwards at December 31, 2009. We had $5.1 million of foreign net operating loss carryforwards at December 31, 2008. At December 31, 2009 and 2008, we had $3.0 million and $2.9 million, respectively, of foreign research and development tax credit carryforwards. The foreign research and development tax credit carryforwards expire between 2022 and 2029.
     As of December 31, 2009, we released $5.0 million of our domestic valuation allowance. Each quarter, we review the necessity and amounts of the domestic valuation allowance taking into account various judgments and factors, including our historical and projected financial performance. Despite the valuation allowance, the future tax-deductible benefits and tax credits related to these deferred tax assets remain available to offset future taxable income or reduce income taxes payable over the remaining useful lives of the underlying deferred tax assets. Except for items on which Alternative Minimum Tax may apply, we do not anticipate paying domestic federal income taxes for the foreseeable future. We will continue to incur state and local income taxes due to the manner in which they are determined.
     We consider the earnings of certain foreign subsidiaries to be permanently reinvested outside the U.S. Aggregate unremitted earnings of foreign subsidiaries that are considered permanently reinvested and for which U.S. income taxes have not been provided totaled $32.5 million and $49.2 million as of December 31, 2009 and 2008, respectively.
     In July 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes” — an Interpretation of FASB Statement No. 109 (“SFAS 109”) contained in ASC 470 – Income Taxes. This interpretation, which became effective for fiscal years beginning after December 15, 2006, introduces a new approach that significantly changes how enterprises recognize and measure tax benefits associated with tax positions and how enterprises disclose uncertainties related to income tax positions in their financial statements.
   This interpretation applies to all tax positions within the scope of ASC 470 and establishes a single approach in which a recognition and measurement threshold is used to determine the amount of tax benefit that should be recognized in the financial statements. ASC 470 also provides guidance on (1) the recognition, derecognition, and measurement of uncertain tax positions in a period subsequent to that in which the tax position is taken; (2) the accounting for interest and penalties; (3) the presentation and classification of recorded amounts in the financial statements; and (4) disclosure requirements.
     On January 1, 2007, we adopted the provisions of ASC 470. As a result of the implementation of ASC 470, there was no adjustment to the January 1, 2007 balance of our accumulated deficit.
     At December 31, 2009 and 2008, we have recorded approximately $6.2 million and $6.4 million, respectively, in tax contingency reserves in our taxes payable accounts relating to tax positions we have taken during tax years that remain open for examination by tax authorities.
     The change in unrecognized tax benefits for the twelve months ended December 31, 2009 and 2008 is as follows:

	2009	2008
Balance at January 1,	$29,428	$30,513
Additions for tax positions of prior year	2,747	2,881
Additions for tax positions of prior year	275	1,278
Reductions related to lapses of statutes of limitations	—	(835)
Reductions for settlements	(2,070)	(4,409)

Balance at December 31,	$30,380	$29,428

          The additions for tax positions of prior years and the current year are related to global transfer pricing and foreign tax credits.

          The total amount of unrecognized tax benefits at December 31, 2009, that would affect the company’s effective tax rate, and not be offset by our valuation allowance, if recognized is $9.9 million. Of this amount, we have paid approximately $3.0 million related to India transfer pricing as required under Indian tax law. There is a reasonable possibility that unrecognized tax benefits will increase or decrease by December 31, 2010 due to a lapse in the statute of limitations for assessing tax, settlements of prior year’s uncertain tax positions, additional tax assessments and accruals related to our global transfer pricing. However, it is not possible to reasonably estimate a range of such potential increase or decrease.
          We account for interest expense and penalties related to income tax issues as income tax expense. Accordingly, interest expense and penalties associated with an uncertain tax position are included in the income tax provision. The total amount of accrued interest and penalties as of December 31, 2009 and 2008 was $2.4 million and $2.2 million, respectively.
          Income tax expense (benefit) for the twelve months ended December 31, 2009, includes $0.2 million of interest expense related to uncertain tax positions.
          We or one of our subsidiaries file income tax returns in the United States (U.S.) federal jurisdiction and various state and foreign jurisdictions. We have open tax years for the U.S. federal return back to 1993 with respect to our net operating loss (“NOL”) carryforwards, where the IRS may not raise tax for these years, but can reduce NOLs. Otherwise, with few exceptions, we are no longer subject to federal, state, local or foreign income tax examinations for years prior to 2005.
14. Segment Information, International Operations and Customer Concentrations
     We operate our business in one segment, supply chain management solutions designed to help enterprises optimize business processes both internally and among trading partners. “Disclosures about Segments of an Enterprise and Related Information” contained in ASC 280 – Segment Reporting, establishes standards for the reporting of information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, who is our Chief Executive Officer (CEO), in deciding how to allocate resources and in assessing performance.
     We market our software and services primarily through our worldwide sales organization augmented by other service providers, including both domestic and international systems consulting and integration firms and other industry-related partners. Our chief executive officer evaluates resource allocation decisions and our performance based on financial information, presented on a consolidated basis, accompanied by disaggregated information by geographic regions. Sales to our customers generally include products from some or all of our product suites. We have not consistently allocated revenues from such sales to individual products for internal or general-purpose financial statements.
     Revenues are attributable to regions based on the locations of the customers’ operations. Total revenues by geographic region, as reported to our CEO, were as follows:

	2009	2008	2007
United States	$116,966	$148,490	$149,613
International revenue:
Non-US Americas	7,730	5,605	6,486
Europe, Middle East and Africa	41,741	55,002	54,323
Greater Asia Pacific	56,373	46,716	49,888

Total international revenue	105,844	107,323	110,697

Total Revenue	$222,810	$255,813	$260,310

International revenue as a percent of total revenue	48%	42%	43%

     No individual customer accounted for more than 10% of our total revenues during 2009, 2008 or 2007.
     Long-lived assets by geographic region excluding deferred taxes, as reported to our CEO, were as follows:

	2009	2008
		(as adjusted)
Americas (United States, Canada)	$18,912	$21,346
Europe, Middle East, Africa	105	137
Greater Asia Pacific	4,830	5,140

Total Long Lived Assets	$23,847	$26,623

15. Related Parties
     On January 1, 2009, Rick Clemmer, an outside director became CEO of NXP Semiconductors. NXP is a customer, and has purchased maintenance and consulting services in each of the last 3 years. In each year, revenue from NXP accounted for less than 1% of our operating revenues.
16. Subsequent Events
     On January 28, 2010, i2 Technologies, Inc. (“i2”) completed its merger with Alpha Acquisition Corp. (“Merger Sub”), a wholly-owned subsidiary of JDA Software Group, Inc. (“JDA”), whereby Merger Sub merged with and into i2 with i2 continuing as the surviving corporation (the “Merger”). The Merger was effected pursuant to an Agreement and Plan of Merger, dated as of November 4, 2009 (the “Merger Agreement”), by and among JDA, Merger Sub and i2. Due to the change in control, the vesting of 0.3 million shares of performance based restricted stock units issued to Executives was accelerated, resulting in compensation expense of $5.2 million in January.